Resource Extraction Payment Report												Exhibit 2.01

Hecla Mining Company

For the period January 1, 2024 to December 31, 2024
Reporting Currency : United States Dollar

Payments by Payee

Country	Payee Name	Department, Agency etc. within Payee that Received Payments	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments that are required by law or contract	Total Amount paid by Payee	Notes
Canada	Abitibiwinni First Nation		$-	$594,882	$-	$-	$-	$-	$-	$-	$594,882
Canada	Eeyou Itschee James Bay Regional Government		$185,164	$-	$730	$-	$-	$-	$-	$-	$185,894	Municipal taxes
Canada	Government of Quebec	Finance Ministry	$-	$-	$129,942	$-	$-	$-	$-	$-	$129,942	Permits and claims fees
Canada	Government of Quebec	Revenue Ministry	$3,359,733	$-	$-	$-	$-	$-	$-	$-	$3,359,733	Mining duties
Canada	Keno Hill Reclamation Trust		$-	$490,400	$-	$-	$-	$-	$-	$-	$490,400	Net smelter return contribution
Mexico	Federal Treasury	Mining General Directorate	$-	$-	$928,784	$-	$-	$-	$-	$-	$928,784	Concession fees
United States of America	Government of the United States of America	Bureau of Land Management	$-		$1,424,000	$-	$-	$-	$-	$-	$1,424,000	Maintenance fees

Additional notes

Note 1. Amounts paid by our Canadian subsidiary were paid in Canadian dollars (CAD) and by our Mexican subsidiary in Mexican Pesos (MXP) and are automatically converted into United States Dollars at the exchange rate on the date of the transaction. The conversion is automatically performed by the accounting system used by the Company. For reference purposes the average exchange rates for fiscal year 2024 were as follows: 1 USD : 1.3698 CAD and 1 USD : 18.29872 MXP

Payments by project

Country	Mineral Type	Project name	Extraction method	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments that are required by law or contract	Total Amount paid by Project
Canada	Gold	Casa Berardi Mine	Underground and surface mining	$3,544,896	$594,882	$130,672	$-	$-	$-	$-	$-	$4,270,450
Canada	Silver	Keno Hill Mine	Underground mining	$-	$490,400	$-	$-	$-	$-	$-	$-	$490,400
Mexico	Silver	San Sebastian	Exploration	$-	$-	$928,784	$-	$-	$-	$-	$-	$928,784
United States of America	Gold	Other - Fire Creek	Exploration	$-	$-	$166,200	$-	$-	$-	$-	$-	$166,200
		Other - Hollister	Exploration	$-	$-	$203,200	$-	$-	$-	$-	$-	$203,200

	Other - Midas	Exploration	$-	$-	$297,800	$-	$-	$-	$-	$-	$297,800
	AC (NV)	Exploration	$-	$-	$190,200	$-	$-	$-	$-	$-	$190,200
Copper and Silver	Other - Libby Exploration Project	Exploration	$-	$-	$178,200	$-	$-	$-	$-	$-	$178,200
Silver	Other - Rio Grande Silver	Exploration	$-	$-	$140,800	$-	$-	$-	$-	$-	$140,800
	Silver Valley	Exploration	$-	$-	$145,600	$-	$-	$-	$-	$-	$145,600
	Troy Mine	Idle/Undergoing Reclamation	$-	$-	$102,000	$-	$-	$-	$-	$-	$102,000
Additional notes

Note 1. Amounts paid by our Canadian subsidiary were paid in Canadian dollars (CAD) and by our Mexican subsidiary in Mexican Pesos (MXP) and are automatically converted into United States Dollars at the exchange rate on the date of the transaction. The conversion is automatically performed by the accounting system used by the Company. For reference purposes the average exchange rates for fiscal year 2024 were as follows: 1 USD : 1.3698 CAD and 1 USD : 18.29872 MXP